                                                                  Exhibit 10.33

                        DEFERRED COMPENSATION AGREEMENT

This Agreement, made and entered into this 9th day of November, 1994, by and between West Suburban Bank, a corporation organized and existing under the laws of the State of Illinois, hereinafter referred to as "Corporation" and George E. Ranstead, a Key Employee and Executive of the Corporation, hereinafter referred to as "Executive".

It is the mutual desire of the Corporation and the Executive that Executive remain in the employ of the Corporation and, to assist Executive in establishing a program to provide supplemental retirement benefits, disability and preretirement death benefits, they mutually establish a Deferred Compensation Plan. Accordingly, it is the desire of the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to Executive upon his retirement or disability and, alternatively, to his beneficiaries in the event of his premature death while employed by Corporation.

Therefore, in consideration of Executive's services for those to be performed in the future and based upon the mutual promises and covenants herein contained, the Corporation and the Executive agree as follows:

I.  ARTICLE ONE - DEFINITIONS

    A. Effective Date.

       The effective date of this Agreement shall be November 9, 1994.

    B. Employment Agreement.

       Agreement entered into between Executive and Corporation dated November 9, 1994.

II. ARTICLE TWO - EMPLOYMENT

    Employment shall be in accordance with the terms of the Employment Agreement entered into between Executive and Corporation dated November 9, 1994 hereinafter referred to as the Employment Agreement.

III. ARTICLE THREE - DEFERRED COMPENSATION

    A. The Corporation shall set aside and accrue to the benefit of Executive the sum of the following no later than December 31, of each year subject to the terms set forth in this Agreement:

       1.  A base of $5,000 per year; and

       2. Such additional annual deferred compensation as determined by the Board of Directors.

    B. The sum of the above ("Annual Set Aside"), plus each year's prior set aside, shall be referred to as Executive's Deferred Compensation Account ("EDC Account"). The EDC Account shall bear annual interest equal to the one year treasury note constant maturity interest rate published by the Federal Home Loan Bank in effect on January 1 of each year (constant one year U.S. Treasury Index per FRB H15).

    C. Corporation may purchase life insurance in its discretion to fund all or part of the above EDC Account and Executive shall execute all reasonable insurance applications to facilitate the foregoing provided, however, Executive shall have no right, title or interest in the above insurance or in the EDC Account until the occurrence of one of the events described below.

IV. ARTICLE FOUR - BENEFITS

    The following benefits provided by the Corporation to the Executive shall be available under this Agreement:

    The Executive shall be entitled to receive the accrued balance in lump sum in his EDC Account upon the following occurrences as provided for and defined in the Employment Agreement:

    A. Termination of employment as provided for in Section 4 of the Employment Agreement;

    B. Termination of benefits as provided for in Section 5 of the Employment Agreement;

    C. Termination upon disability as provided for in Section 6 of the Employment Agreement; or

    D. Termination upon death as provided for in Section 7 of the Employment Agreement.

V.  ARTICLE FIVE - RESTRICTIONS UPON FUNDING

    Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

    The Corporation reserves the absolute right as its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding.

    Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

    If Corporation elects to invest in a life insurance, disability, or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

VI. ARTICLE SIX - MISCELLANEOUS

    A. Alienability and Assignment Prohibition.

       Neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber, in advance, any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgements, alimony or separate maintenance owed by the Executive or his beneficiary nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation's liabilities shall forthwith cease and terminate.

    B. Binding Obligation of Corporation and Any Successor in Interest.

       Corporation expressly agrees that it shall not merge or consolidate into or with another Corporation or sell substantially all of its assets to another Corporation, firm or person until such Corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representative.

    C. Revocation.

       It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Corporation.

    D. Gender.

       Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender whenever they should so apply.

    E. Effect on Other Corporation Benefit Plans.

       Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or supplemental compensation or fringe benefit plan constituting a part of Corporation's existing or future compensation structure.

    F. Headings.

       Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

    G. Applicable Law.

       The validity and interpretation of this Agreement shall be governed by the laws of the State of Illinois.

VII. ARTICLE SEVEN - ERISA PROVISIONS

    A. Named Fiduciary and Plan Administrator.

       The "Named Fiduciary and Plan Administrator" of this plan shall be Duane
       G. Debs until his resignation or removal by the Board of Directors. As Named Fiduciary and Administrator, Duane G. Debs shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. He may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

    B. Claims Procedure and Arbitration.

       In the event that benefits under this Plan Agreement are not paid to the Executive (or to his beneficiary in the case of the Executive's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within sixty (60) days from the date payments are refused. The Plan Fiduciary and Administrator and the Corporation shall review the written claim and, if the claim is denied in whole or in part, they shall provide, in writing and within ninety (90) days of receipt of such claim, their specific reasons for such denial and reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Fiduciary and Administrator fails to take any action within the aforesaid ninety (90) day period.

       If claimants desire a second review, they shall notify the Plan Fiduciary and Administrator in writing with sixty (60) days of the first claim denial. Claimants may review the Plan Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Fiduciary and Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

       If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Corporation and the third member selected by the first two members. The Board shall operate under any generally-recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 9th day of November, 1994 and that, upon execution, each has received a confirming copy.

/s/ D.A. Bell                          /s/ George E. Ranstead
------------------------------------   -------------------------------------
             (Witness)                 George E. Ranstead

                                       WEST SUBURBAN BANK

/s/ Peggy P. LoCicero                  By:/s/ Keith W. Acker
------------------------------------   -------------------------------------
             (Witness)                 Its: President